Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

David Strow

(702) 792-7386

davidstrow@boydgaming.com

BOYD GAMING CORPORATION ANNOUNCES OFFERING OF

$500 MILLION SENIOR NOTES DUE 2026

LAS VEGAS — JUNE 11, 2018 — Boyd Gaming Corporation (NYSE: BYD) (the “Company”) today announced that it is offering $500 million aggregate principal amount of 8-year senior notes in a private placement transaction, subject to market and certain other conditions. The senior notes will be fully and unconditionally guaranteed by certain of the Company’s current and future domestic restricted subsidiaries.

Subject to the satisfaction of certain conditions, the Company expects approximately $492 million in net proceeds from the sale of the notes. The Company intends to use the net proceeds in the future for working capital and general corporate purposes, which may include, without limitation, reducing or refinancing indebtedness, expansion efforts, including acquisitions of assets or businesses, and general capital expenditures. Upon the closing of this offering, the Company will use the net proceeds to pay down the outstanding amounts under its senior secured revolving credit facility and will retain the balance of the net proceeds as additional cash on hand or invest the balance of the net proceeds in cash equivalents and short-term marketable securities.

The senior notes being offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and may include (without limitation) statements regarding the terms and conditions and timing of the notes offering. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement. Factors that could cause actual results to differ include (without limitation) the possibility that the notes offering will not be consummated at the expected time, on the expected terms, or at all; and the Company’s financial performance. Additional factors are discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.